GUARANTEED WITHDRAWAL BENEFIT ("GWB") RIDER

                      [ALSO KNOWN AS "PRINCIPAL PROTECTOR"]

The term "Contract" as used in this rider applies to either a Contract or Certificate. This rider is part of your Contract, and the same definitions apply to the capitalized terms. New definitions particular to this rider are introduced below. The benefit described in this rider is subject to all the terms contained in your Contract, except as modified below. In this rider, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.

I.  THIS RIDER'S BENEFIT

This rider is effective immediately and provides a Guaranteed Withdrawal Benefit
(GWB) under your Contract.

GWB provides for recovery of your GWB Benefit Base through Withdrawals, provided that during each Contract Year, total Withdrawals do not exceed the GWB Annual Withdrawal Amount as described below. In the event that your Annuity Account Value (AAV) falls to zero, this Contract will terminate in accordance with its terms, except as provided below, and an amount equal to the GWB Annual Withdrawal Amount will be paid to you as an annual annuity benefit, as described below, until your GWB Benefit Base is reduced to zero.

The charge for this rider is shown under "Cost of This Rider" below.

II.  GWB RIDER DEFINITIONS

         GWB BENEFIT BASE: On the Contract Date, your GWB Benefit Base is equal to your initial Contribution. Your GWB Benefit Base is increased on the Transaction Date by the dollar amount of each subsequent Contribution and reduced on the Transaction Date by the dollar amount of each Withdrawal. The GWB Benefit Base may be further reduced if a GWB Excess Withdrawal (as defined below) is taken. Your GWB Benefit Base may also be stepped up as described below. FOR ACCUMULATOR PLUS ONLY: [Credits applied under the Endorsement Applicable to Credits Applied to Annuity Account Value are not included in your GWB Benefit Base.]

         GWB ANNUAL WITHDRAWAL AMOUNT: The GWB Annual Withdrawal Amount is the Applicable Percentage (as defined below) of the initial GWB Benefit Base. GWB Annual Withdrawal Amounts are not cumulative; if you withdraw less than the GWB Annual Withdrawal Amount in one Contract Year, you may not add the remainder to subsequent GWB Annual Withdrawal Amounts. If in any one Contract Year you withdraw more than the GWB Annual Withdrawal Amount applicable to that year, you will cause a GWB Excess Withdrawal. The GWB Annual Withdrawal Amount may increase as the result of the Automatic Reset of the Applicable Percentage, a subsequent Contribution or an optional step up of the GWB Benefit Base, and it may decrease as the result of a GWB Excess Withdrawal, as described below. If you die and your Beneficiary is eligible for and elects the Beneficiary Continuation Option under the Contract, the GWB Annual Withdrawal Amount may increase as the result of a One-Time Step-Up as described in Part VII Effect of Death on this Rider's Benefit - Effect on this Rider of Beneficiary Continuation Option (BCO) Election.



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         APPLICABLE PERCENTAGE: On the Contract Date your Applicable Percentage is [5%]. This percentage determines your GWB Annual Withdrawal Amount.

              Automatic Reset: If you take no Withdrawals in the first five Contract Years, your Applicable Percentage will be reset automatically on the fifth Contract Date Anniversary to [7%] and your GWB Annual Withdrawal Amount will be reset accordingly. There is no charge for this automatic reset of the GWB Annual Withdrawal Amount.

         GWB EXCESS WITHDRAWAL: A GWB Excess Withdrawal is caused when you withdraw more than the GWB Annual Withdrawal Amount applicable in a Contract Year. Once a Withdrawal is made that causes cumulative Withdrawals in a Contract Year to exceed the applicable GWB Annual Withdrawal Amount, the entire amount of that Withdrawal and of each subsequent Withdrawal in that Contract Year is a GWB Excess Withdrawal. A GWB Excess Withdrawal may cause a reduction of the GWB Annual Withdrawal Amount and a further reduction to your GWB Benefit Base.

         [FOR QUALIFIED CONTRACTS ONLY: Effect of Withdrawals under our [Automatic Required Minimum Distribution Withdrawal Program] for Required Minimum Distributions (RMDs): If you participate in our [Automatic Required Minimum Distribution Withdrawal Program] for RMDs and comply with the conditions in the next sentence set forth below, then an automatic Withdrawal under the program will not cause a GWB Excess Withdrawal, even if it exceeds the GWB Annual Withdrawal Amount. The preceding sentence applies only if both of the following conditions apply: (i) you elect and maintain participation in our [Automatic RMD Withdrawal Program] when you are first eligible for the program, and
         (ii) no other Withdrawals are taken while you participate in the program.]

III. EFFECT OF SUBSEQUENT CONTRIBUTIONS ON GWB ANNUAL WITHDRAWAL AMOUNT

As of the Transaction Date of each Contribution, we recalculate your GWB Annual Withdrawal Amount to equal the greater of: (i) the Applicable Percentage of the new GWB Benefit Base, or (ii) the GWB Annual Withdrawal Amount immediately prior to the Contribution. A subsequent Contribution will never cause a reduction of the GWB Annual Withdrawal Amount.

IV.  OPTIONAL STEP UP PROVISION

Except as provided below, any time after the fifth Contract Date Anniversary, you have the option to step up the GWB Benefit Base to equal the AAV on the Transaction Date we receive your written step up request. We will not step up the GWB Benefit Base if it is higher than the AAV on the Transaction Date of the step up request. If you choose to step up the GWB Benefit Base, your charge may be increased as described in The Cost Of This Rider below. Once you elect to step up the GWB Benefit Base, you may not do so again for five complete Contract Years from the next Contract Date Anniversary. If you die and your Beneficiary elects the Beneficiary Continuation Option under the Contract, this provision will no longer apply.

Your GWB Annual Withdrawal Amount may increase if your GWB Benefit Base is stepped up. On the Transaction Date of a GWB Benefit Base step up, your GWB Annual Withdrawal Amount will be set equal to the greater of (i) your GWB Annual Withdrawal Amount before the step up, and (ii) the Applicable Percentage of your stepped up GWB Benefit Base.





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V.  EFFECT OF GWB EXCESS WITHDRAWALS

If you make a GWB Excess Withdrawal, then the GWB Benefit Base and the GWB Annual Withdrawal Amount will be adjusted as described below. Withdrawal Charges, if applicable, are applied only to the amount of the Withdrawal exceeding the GWB Annual Withdrawal Amount.

On the Transaction Date of any Withdrawal, the GWB Benefit Base is first reduced by the dollar amount of the Withdrawal (including any applicable Withdrawal Charge). The GWB Benefit Base following the reduction and the GWB Annual Withdrawal Amount are then recalculated as follows:

If the AAV after the deduction of the withdrawal is less than the GWB Benefit Base, then:

1) The GWB Benefit Base is reset equal to the AAV, and

2) The GWB Annual Withdrawal Amount is the Applicable Percentage of the GWB Benefit Base.

If the AAV after the deduction of the withdrawal is greater than or equal to the GWB Benefit Base, then:

1) The GWB Benefit Base is not adjusted further, and

2) The GWB Annual Withdrawal Amount is the lesser of a) the Applicable Percentage of the GWB Benefit Base and b) the GWB Annual Withdrawal Amount immediately before the withdrawal.

VI. GWB ANNUAL WITHDRAWAL AMOUNT AND THE FREE CORRIDOR AMOUNT

We will waive any Withdrawal Charge for Withdrawals during a Contract Year that in total do not exceed the GWB Annual Withdrawal Amount, even if such withdrawals exceed the Free Corridor Amount.

VII.  EFFECT OF DEATH ON THIS RIDER'S BENEFIT

Except as provided below, any Death Benefit under this Contract will be determined, including the applicable adjustment for Withdrawals, without regard to this Rider. When a death benefit is paid, the Beneficiary receives the amount of such Death Benefit and not the GWB Benefit Base.

APPLICATION OF THIS RIDER TO [NQ ONLY: A SUCCESSOR OWNER OR] A SUCCESSOR OWNER AND ANNUITANT (SOA):

If a Beneficiary is eligible to continue this Contract as a Successor Owner and Annuitant (SOA) and elects to do so, [NQ ONLY: or if the Owner and Annuitant are different and the non-Annuitant Owner dies while GWB is in effect and the Successor Owner is the spouse of the deceased Owner and elects to continue this Contract as successor Owner, then in either case] this rider and the charge for it will remain in effect as follows. The GWB Benefit Base, the GWB Annual Withdrawal Amount (including its automatic reset if there have been no Withdrawals during the first five Contract Years), and the number of Contract Years that must elapse before eligibility for an optional step up are not affected by the death of the first Owner. If the GWB Benefit Base was zero due to recovery of the GWB Benefit Base by the first Owner, the provisions of the Contract



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that permit the GWB Benefit Base to be increased through an optional step up or subsequent Contribution continue in effect.

[APPLICABLE TO NQ CONTRACTS ONLY: If the Non-Annuitant Owner dies while GWB is in effect and the Successor Owner is not the spouse of the deceased Owner, the Successor Owner will be subject to the Owner Death Distribution Rules under the Contract. The Successor Owner may elect to terminate the GWB rider if within one year of the Non-Annuitant Owner's death we receive (i) written notice requesting such termination, and (ii) due proof of death as described in the Contract. Upon termination of this rider, GWB ends without value. Once terminated, GWB cannot be restored.]

[IF SPOUSAL PROTECTION IS ELECTED BY JOINT OWNERS: Upon the death of the first of the Joint Owners to die before the Annuity Commencement Date and while the Spousal Protection Rider is in effect, this GWB Rider and the charge for it remain in effect. The GWB Benefit Base, the GWB Annual Withdrawal Amount (including its automatic reset if there have been no withdrawals during the first five Contract Years), and the number of Contract Years that must elapse before eligibility for an optional step up are not affected by the death of the first Owner. If the GWB Benefit Base was zero due to recovery of the GWB Benefit Base by the Joint Owners, the provisions of the Contract that permit the GWB Benefit Base to be increased through a step up or subsequent Contribution continue in effect.]

EFFECT ON THIS RIDER OF BENEFICIARY CONTINUATION OPTION (BCO) ELECTION:

If at the time of your death the GWB Annual Withdrawal Amount was being paid to you as an annuity benefit, BCO may not be elected by a Beneficiary.

If a Beneficiary is eligible to continue this Contract under BCO and if the Contract is continued under BCO, the following provisions apply to the benefits under this rider.

Any GWB Benefit Base remaining at your death is divided among Beneficiaries in proportion to their interest under the Contract. Each Beneficiary electing to continue his or her interest under the Contract is a Continuation Beneficiary. There are two types of Continuation Beneficiary: 1) a Spousal Continuation Beneficiary, who is the spouse of the deceased Owner, and 2) a Non-Spousal Continuation Beneficiary.

         SPOUSAL CONTINUATION BENEFICIARY:

         If a Spousal Continuation Beneficiary elects BCO while this rider is in effect, the GWB terminates automatically, and the benefit and the charge for it ends. If you have designated multiple Beneficiaries under the Contract and a Spousal Continuation Beneficiary is included in such designation, the Spousal Continuation Beneficiary's portion of the GWB Benefit Base, in accordance with the previous sentence, is forfeited.

         NON-SPOUSAL CONTINUATION BENEFICIARY:

         [APPLICABLE TO NQ CONTRACTS ONLY: If [Withdrawal Option 1] is elected by a Non-Spousal Continuation Beneficiary who elects BCO while this rider is in effect, this rider automatically terminates and GWB ends without value.]

         Unless one of the previous circumstances applies, this rider continues unless a Non-Spousal Continuation Beneficiary elects to terminate this rider. The termination request


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         must be made in writing to us and only at the time of BCO election.
         Upon termination of this rider, GWB ends without value.

         No subsequent Contributions may be made once BCO is elected.

                  ONE-TIME STEP-UP UPON BCO ELECTION

                  Upon election of BCO under the Contract, if the Non-Spousal Beneficiary has not terminated this rider, and the GWB Benefit Base is greater than zero, it is stepped-up to the AAV, if the AAV is higher as of the Transaction Date we receive the BCO Election. (The AAV will already reflect any GMDB step-up applicable at the time of your death.) There is no increase in charge for this One-Time Step-Up.

                  If this benefit had terminated because you had recovered the entire GWB Benefit Base, the Non-Spousal Continuation Beneficiary may reinstate this benefit in accordance with this One-Time Step-Up at the time of BCO election only. If the charge had terminated due to a recovery of the GWB Benefit Base, the charge for it that was in effect when the GWB Benefit Base went to zero will be reinstated. If, upon BCO election, the Non-Spousal Continuation Beneficiary chooses not to reinstate this rider, GWB is terminated permanently.

                  After this One-Time Step-Up, the Optional Step-Up Provision will terminate.

                  AUTOMATIC RESET

                  If you die before completion of the first five Contract Years and (i) you took no Withdrawals during that period and (ii) BCO Scheduled Payments do not begin until after the fifth Contract Date Anniversary, then the Automatic Reset of the GWB Annual Withdrawal Amount applies on the fifth Contract Date Anniversary.

                  BCO SCHEDULED PAYMENTS

                  BCO Scheduled Payments will be determined based on the greater of the AAV or GWB Benefit Base under the Contract as of each December 31st. If December 31 is not a Business Day, then the comparison of the AAV and the GWB Benefit Base described in the previous sentence takes place on the first Business Day thereafter. If BCO Scheduled Payments exceed the GWB Annual Withdrawal Amount in any year, such payments will be deemed to not be a GWB Excess Withdrawal. If you take any other Withdrawal while you are taking BCO Scheduled Payments, the GWB Excess Withdrawal exception described in the prior sentence terminates permanently.

                  DEATH OF NON-SPOUSAL CONTINUATION BENEFICIARY

                  Upon death of the Non-Spousal Continuation Beneficiary, if any BCO Scheduled Payments remain, such payments will be made to the person designated for this purpose by the deceased Non-Spousal Continuation Beneficiary. BCO Scheduled Payments must continue to the designee if such payments are derived from the GWB Benefit Base rather than the AAV, based on the comparison of

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                  amounts described above in BCO Scheduled Payments. Otherwise, the amount equaling the AAV may be paid in a lump sum.

VIII. SURRENDERING THE CONTRACT

If you make a Withdrawal that is a GWB Excess Withdrawal and such Withdrawal causes the Contract to be surrendered, you will receive the Cash Value, not the GWB Benefit Base and the Contract is terminated.

If you make a Withdrawal when the GWB Benefit Base is greater than zero and the Withdrawal is not a GWB Excess Withdrawal, the Contract will not be considered to have been surrendered even if the remaining AAV is less than the Minimum Amount required under the Contract.

IX. GWB ANNUITY PROVISION

If, on the Transaction Date of the transaction that causes your AAV to equal zero (either by a Withdrawal that is not a GWB Excess Withdrawal or a deduction for charges), your GWB Benefit Base is greater than zero but less than or equal to the unwithdrawn portion, if any, of your GWB Annual Withdrawal Amount for that Contract Year, we will pay your GWB Benefit Base as a single sum and no additional payments will be made. If on such Transaction Date your GWB Benefit Base is greater than the unwithdrawn portion, if any, of your GWB Annual Withdrawal Amount for that Contract Year, we will pay you that unwithdrawn amount on such Transaction Date (the "current year payment"), and we will pay you the GWB Benefit Base, after reduction for the current year payment, as an annuity benefit. The annuity benefit makes payments equal to your GWB Annual Withdrawal Amount on each Contract Date Anniversary beginning on the Contract Date Anniversary following the current year payment, until the cumulative amount of such payments equals the GWB Benefit Base that remained after the current year payment. The last installment payment may be smaller than the previous installment payment in order for the total of such payments to equal the GWB Benefit Base. GWB annuity benefit payments will be made under a supplementary contract in annual installment payments on the Contract Date Anniversary of this Contract.

If you die before the installments are complete, the remaining payments will be paid to the Beneficiary. The Beneficiary of record under this Contract will be carried to the supplementary contract.

The GWB Annuity Provision is not applicable to a Continuation Beneficiary.

X. COST OF THIS RIDER

The current charge for this benefit is [0.35%] of your Annuity Account Value, and is determined on each Contract Date Anniversary and deducted annually. This charge will never exceed [0.60%] of your Annuity Account Value.

This charge will be deducted on a pro-rata basis for the portion of any Contract Year, pursuant to the termination provision of the rider, in which a Death Benefit is paid, pursuant to Section 6.01, the Annuity Account Value is applied to purchase an Annuity Benefit, pursuant to Section 7.05, or the Contract is surrendered, pursuant to Section 5.01.




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The above charges will be deducted from the Annuity Account Value in the
Investment Funds and the Guaranteed Interest Account on a pro rata basis. [IF THE FIXED MATURITY OPTIONS ARE AVAILABLE, THE FOLLOWING LANGUAGE WILL APPEAR] [If there is insufficient value or no value in the Investment Funds and the Guaranteed Interest Account, any additional amount required or the total amount of the charge, as applicable, will be withdrawn from the FMOs, if available, in order of the earliest Expiration Date(s) first.]

We reserve the right to increase this charge at any time you elect to exercise the optional step up provision as described above, however, the charge will never be greater than the maximum amount shown in the Data Pages.

         SUSPENSION OF CHARGE: Once your GWB Benefit Base is depleted the charge for this benefit is suspended. The charge is suspended on the next Contract Date Anniversary.

         REINSTATEMENT OF CHARGE: This charge will be reinstated if (i) you elect to exercise the optional step up provision in the future, at the then current charge applicable upon exercise of the optional step up provision as described above; (ii) you make a subsequent Contribution, or (iii) if BCO is elected, the Continuation Beneficiary elects to reinstate the benefit with a One-Time Step-Up. If you make a subsequent Contribution or a Continuation Beneficiary reinstates the benefit with a One-Time Step-Up, we will reinstate the charge in effect when your GWB Benefit Base was depleted.

XI.  TERMINATION OF THIS RIDER

Upon the occurrence of any of the following, this rider and any charge associated with it will terminate: (i) you surrender the Contract or it terminates for any other reason; (ii) the Contract is continued under the Beneficiary Continuation Option by your spouse, if applicable; (iii) the Contract is continued under the Beneficiary Continuation Option by a Non-Spousal Continuation Beneficiary who elects to terminate this rider, [NQ ONLY: (iv) the Contract is continued under the Beneficiary Continuation Option by a Non-Spousal Continuation Beneficiary who elects Withdrawal Option 1,] or (iv[/v]) you elect an annuity benefit.

AXA EQUITABLE LIFE INSURANCE COMPANY



/s/ Christopher M. Condron             /s/ Pauline Sherman
--------------------------             ----------------------------------
Christopher M. Condron                 Pauline Sherman
President, Chairman and                Senior Vice President, Secretary
Chief Executive Officer                and Associate General Counsel






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